Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE
April 14, 2005

FOR FURTHER INFORMATION CONTACT:
Anthony J. Caldarone
Chairman, President and Chief Executive Officer
Calton, Inc.
(772) 794-1414
Company website: www.caltoninc.com

CALTON, INC. REPORTS FIRST QUARTER 2005 RESULTS

Vero Beach, Florida, April 14, 2005 - Calton, Inc. (OTC.BB: CTON.OB) announced today results for the three months ended February 28, 2005.

Anthony J. Caldarone, Chairman, President and Chief Executive Officer, announced a net profit of $38,000 ($0.00 per basic and diluted share) for the quarter ended February 28, 2005, compared to a net profit of $30,000 ($0.00 per basic and diluted share) for the quarter ended February 29, 2004.

Revenues for the three months ended February 28, 2005 and February 29, 2004 were $2,277,000 and $2,687,000, respectively. Revenues for the three months ended February 28, 2005 included $2,126,000 from the homebuilding operations and $151,000 for the website design and development operations. For the three months ended February 29, 2004, revenues included $2,562,000 from the homebuilding operations and $124,000 from the website design and development operations.

Cost of sales for the homebuilding operations were $1,612,000 for the three months ended February 28, 2005 and were $2,041,000 for the three months ended February 29, 2004. Cost of sales for the website design and development operations were $70,000 for the three months ended February 28, 2005 and were $63,000 for the three months ended February 29, 2004.

Selling, general and administrative expenses were $624,000 for the three months ended February 28, 2005 compared to $564,000 for the three months ended February 29, 2004.

During the quarter ended February 28, 2005, the Company received $71,000 in litigation settlements.

The Company is currently constructing single-family homes in three separate communities in Vero Beach, Florida. Management continues to assess land acquisition opportunities and negotiate with various landowners, brokers and agents to expand its operations and to create a more diversified product offering.

Calton, Inc. (OTC.BB: CTON.OB)
	Three Months Ended
	February 28,	February 29,
	2005	2004

Revenues	$2,277,000	$2,687,000

Net Profit	$38,000	$30,000

Earnings Per Share
Basic and Diluted	$0.00	$0.00

Weighted Average Number of Shares Outstanding
Basic	9,373,000	9,241,000
Diluted	9,373,000	9,241,000

Certain information included in this press release and Company filings (collectively, "SEC filings") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (as well as information communicated orally or in writing between the dates of such SEC filings) contains or may contain forward looking information that is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are the Company’s ability to raise capital, commercial acceptance of the Company’s co-branded customer loyalty credit card program, national and local economic conditions, including conditions in the residential homebuilding industry, conditions and trends in the homebuilding, Internet and technology industries in general, changes in interest rates, the Company’s ability to acquire property for development, the impact of severe weather on the Company’s homebuilding operations, the effect of governmental regulation on the Company and other factors described from time to time in our filings with the Securities and Exchange Commission.